Exhibit 10.7

[FORM OF PERFORMANCE COMPENSATION AWARD AGREEMENT]

PERFORMANCE COMPENSATION AWARD AGREEMENT UNDER THE DREAMWORKS ANIMATION SKG, INC., 2004 OMNIBUS INCENTIVE COMPENSATION PLAN dated as of [                        ], between DreamWorks Animation SKG, Inc. (the “Company”), a Delaware corporation, and [NAME OF EMPLOYEE].

This Performance Compensation Award Agreement (the “Award Agreement”) sets forth the terms and conditions of a target award of [            ] performance compensation shares (the “Award”) that are subject to the terms and conditions specified herein (“Performance Awards”) and that are granted to you under the DreamWorks Animation SKG, Inc., 2004 Omnibus Incentive Compensation Plan (the “Plan”). This Award provides you with the opportunity to earn, subject to the terms of this Award Agreement, shares of the Company’s Class A Common Stock, $0.01 par value (“Share”), as set forth in Section 3 below.

THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN SECTION 10. BY SIGNING YOUR NAME BELOW, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of this Award Agreement shall govern. In the event of any conflict between the terms of this Award Agreement and the terms of any individual employment agreement between you and the Company or any of its Affiliates (an “Employment Agreement”), the terms of your Employment Agreement will govern; provided, however, that, notwithstanding the foregoing, it is understood that for purposes of Sections [    ,              and     ] of the Employment Agreement, the Performance Goals established for the Performance Awards shall be considered “premium” goals; provided, further, that the provisions of Section 8 of the Plan shall not be applicable to the Performance Awards.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are legally permitted to be closed in the City of New York.

“Determination Date” means the date during the first quarter of [DATE], as determined by the Committee, on which the Committee determines whether Performance Goals with respect to the Performance Period have been achieved.

“Performance Period” means the period from [DATE] to [DATE].

SECTION 3. (a) Performance-Based Right to Payment. The number of Shares that shall be issued pursuant to the Award shall be determined based on the Company’s achievement of performance goals as set forth on Exhibit A (the “Performance

Goals”). On the Determination Date, the Committee in its sole discretion shall determine whether you are entitled to payment with respect to all or a portion of your Performance Awards subject to this Award Agreement. Except as otherwise provided in your Employment Agreement, the payment of Shares with respect to your Performance Awards is contingent on the attainment of the Performance Goals. Accordingly, unless otherwise provided in your Employment Agreement, you will not become entitled to payment with respect to the Performance Awards subject to this Award Agreement on the Determination Date unless the Committee determines that the Performance Goals with respect to the Determination Date have been attained. Upon such determination by the Committee and subject to the provisions of the Plan and this Award Agreement, you shall have the right to payment of that percentage of this Award as corresponds to the Performance Goals attained as set forth on Exhibit A; provided, however, that, notwithstanding a determination by the Committee that Performance Goals with respect to the Determination Date have been attained, and notwithstanding anything set forth in your Employment Agreement, the Committee may, in its sole discretion, reduce or eliminate the number of Shares that would otherwise become payable with respect to the Performance Awards upon attainment of such Performance Goals. Furthermore, pursuant to Section 4 and except as otherwise provided in your Employment Agreement, in order to be entitled to payment with respect to any Performance Awards on the Determination Date, you must be employed by the Company or an Affiliate on the Determination Date.

(b) Payment of Award. Payments made pursuant to this Award Agreement shall be payable in Shares. The Company shall deliver to you or your legal representative Shares due as soon as administratively practicable following the Determination Date.

SECTION 4. Forfeiture of Performance Awards. Unless the Committee determines otherwise, and except as otherwise provided in your Employment Agreement, if your rights with respect to any Performance Awards awarded to you pursuant to this Award Agreement have not become payable prior to the date on which your employment with the Company and its Affiliates terminates, your rights with respect to such Performance Awards shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto. If, on the Determination Date, the Committee determines in its sole discretion that you are not entitled to payment with respect to any Performance Awards under this Award Agreement, your rights with respect to such Performance Awards shall immediately terminate, and you will be entitled to no further payments or benefits with respect thereto.

SECTION 5. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the Performance Awards subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award.

SECTION 6. Non-Transferability of Performance Awards. Unless otherwise provided by the Committee in its discretion, Performance Awards may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in Section 9(a) of the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of a Performance Award in violation of the provisions of this Section 6 and Section 9(a) of the Plan shall be void.

SECTION 7. Withholding, Consents and Legends. (a) Withholding. The delivery of Shares pursuant to Section 3(b) is conditioned on satisfaction of any applicable withholding taxes in accordance with Section 9(d) of the Plan.

(b) Consents. Your rights in respect of Performance Awards are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may reasonably determine to be necessary or advisable (including, without limitation, your consenting to the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c) Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 8. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 9. Committee Discretion. Subject to your Employment Agreement, the Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 10. Dispute Resolution. (a) Jurisdiction and Venue. Notwithstanding any provision in your Employment Agreement, you and the Company irrevocably submit to the exclusive jurisdiction of (i) the United States District Court for the District of Delaware and (ii) the courts of the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Award Agreement or the Plan. You and the Company agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or, if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of Delaware. You and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to the other party’s address set forth below shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which you have submitted to jurisdiction in this Section 10(a). You and the Company irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Award Agreement or the Plan in (A) the United States District Court for the District of Delaware or (B) the courts of the State of Delaware, and hereby and thereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Waiver of Jury Trial. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right either of you may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Award Agreement or the Plan.

(c) Confidentiality. You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Section 10, except that you may disclose information concerning such dispute to the court that is considering such dispute or to your legal counsel or other advisors (provided that such counsel or other advisors agree not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 11. Notice. All notices, requests, demands and other communications required or permitted to be given under the terms of this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three Business Days after they have been mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the other party as set forth below:

If to the Company:	DreamWorks Animation SKG, Inc. 1000 Flower Street Glendale, California 91201 Attention: General Counsel Telecopy :

If to you:	[NAME OF EMPLOYEE]

with a copy to:	[NAME]

The parties may change the address to which notices under this Award Agreement shall be sent by providing written notice to the other in the manner specified above.

SECTION 12. Headings. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof.

SECTION 13. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and Performance Awards shall be subject to the provisions of Section 7(c) of the Plan).

SECTION 14. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

DREAMWORKS ANIMATION SKG, INC.,

By
Name:
Title:

[NAME OF EMPLOYEE]

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